EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.: 333-197313) of Jumei International Holding Limited of our report dated April 29, 2015 relating to the consolidated financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Zhong Tian LLP

PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

April 29, 2015